        [UNITED STATES SECURITIES AND EXCHANGE COMMISSION LETTERHEAD]


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ________)*

                               IMC GLOBAL, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   COMMON STOCK, $1.00 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 449669 10 0
                     ---------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement \X\.(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of 5

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CUSIP NO. 449669 10 0           13G                       PAGE 2 of 5 PAGES
         ---------------


1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
        58-1351398
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) ______

                                                                (b) ______

-------------------------------------------------------------------------------
3   SEC USE ONLY



-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE


-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                     6,510,286
NUMBER OF       ---------------------------------------------------------------
  SHARES        6  SHARED VOTING POWER
BENEFICIALLY
 OWNED BY       ---------------------------------------------------------------
  EACH          7  SOLE DISPOSITIVE POWER
REPORTING
 PERSON             6,501,286
  WITH          ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   6,510,286

-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.09%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO

-------------------------------------------------------------------------------
                   *SEE INSTRUCTION BEFORE FILLING OUT!

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                               IMC GLOBAL, INC.
                   COMMON STOCK, $1.00 PAR VALUE PER SHARE
                          CUSIP NUMBER 449669  10  0


Item 1(a).      Name of Issuer
                --------------

                IMC Global, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices
                -----------------------------------------------

                2100 Sanders Road
                Northbrook, IL  60062

Item 2(a).      Name of Person Filing
                ---------------------

                Great American Management and Investment, Inc. ("GAMI")

Item 2(b).      Address of Principal Business Office or, if none, Residence
                -----------------------------------------------------------

                Two North Riverside Plaza
                Chicago, IL   60606

Item 2(c).      Citizenship
                -----------

                Delaware

Item 2(d).      Title of Class of Securities
                ----------------------------

                Common Stock, $1.00 par value per share

Item 2(e).      CUSIP Number
                ------------

                449669  10  0

Item 3.         If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13(d)-
                ----------------------------------------------------------------
                2(b), Check Whether the Person Is Filing a
                ------------------------------------------

                Not Applicable.







                                                    PAGE   3   OF   5
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Item 4.          Ownership
                 --------

        (a)      Amount Beneficially Owned:

                 6,510,286

        (b)      Percent  of Class:

                 7.09%

        (c)      Number of shares as to which such person has:

                 (i)     sole power to vote or direct the vote:

                         6,510,286

                 (ii)    shared power to vote or to direct the vote:

                         0

                 (iii)   sole power to dispose or to direct disposition of:

                         6,510,286

                 (iv)    shared power to dispose or to direct disposition of:

                         0

Item 5.          Ownership of Five Percent or Less of a Class
                 ---------------------------------------------

                 Not Applicable


Item 6.          Ownership of More Than Five Percent on Behalf of Another Person
                 ---------------------------------------------------------------
                 Not Applicable

Item 7.          Identification and Classification of the Subsidiary Which
                 ---------------------------------------------------------
                 Acquired the Security Being Reported on by the Parent Holding
                 -------------------------------------------------------------
                 Company
                 -------

                 Not Applicable

Item 8.         Identification and Classification of Members of the Group
                ---------------------------------------------------------

                Not Applicable


Item 9.         Notice of Dissolution of Group
                ------------------------------

                Not Applicable

Item 10.        Certification
                -------------

                Not Applicable



                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  March 12, 1996


                                  GREAT AMERICAN MANAGEMENT AND
                                  INVESTMENT, INC.

                                   By:  /s/   Gus A. Athas
                                              --------------------
                                              Gus A. Athas
                                              Senior Vice President and General
                                              Counsel








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